UNANIMOUS WRITTEN CONSENT WITHOUT A MEETING OF
                             THE BOARD OF DIRECTORS
                                       OF
                              TRIPLE S PARTS, INC.


     The undersigned, being all the directors of Triple S Parts, Inc., a Nevada (the "Corporation"), hereby consents to the adoption of the following resolution by written consent without a meeting this 1st day of November 2000;

     WHEREAS, Tracie Pollak hereby submits her resignation as President, Secretary, Treasurer and Director and Rick Hanna hereby submits his resignation as Vice-President; and

     THEREFORE, BE IT RESOLVED, that the corporation accept the resignation of Tracie Pollak as President, Secretary, Treasurer and Rick Hanna as Vice-President.

     BE IT FURTHER RESOLVED that the directors of this Corporation are empowered and directed, in the name of and on behalf of this Corporation, to execute and sign this resolution; and the officers of this Corporation are empowered and directed in the name of and on behalf of this Corporation to execute and deliver all documents, to make all payments, and to perform any other act as may be necessary from time to time to carry out the purposes and intent of these resolutions. All such acts and doings of the officers of this Corporation consistent with the purpose of this resolution is hereby authorized, approved, ratified and confirmed in all respects.


Dated:  11-1-00



/s/__________________________
Tracie  Pollak,  President,  Secretary  and  Director



/s/__________________________
Rick  Hanna,  Vice-President